EXHIBIT 99.1

DISCOUNT DENTAL MATERIALS, INC. CHANGES ITS NAME TO CEREBAIN BIOTECH CORP.

Dallas, TX, June 19, 2014 – Discount Dental Materials, Inc. (OTCBB: DDOOD), announced that it has changed its name to Cerebain Biotech Corp. (“Cerebain” or “the Company”).

Cerebain’s President, Eric Clemons stated “Our shareholders and our company deserve a name that represents our mission. By taking on the Cerebain name, we can better differentiate ourselves from the competition and better market ourselves. This is important for both our shareholders and our company as we further expand our research and development efforts in the war against Alzheimer’s disease.”

As part of the change, the Company will trade under the ticker symbol “DDOOD” for the next 20 business days to ensure the market is aware of the corporate changes, after which the Company will trade under the symbol “CBBT” on the OTCBB. In addition to the name change and ticker symbol change, our common stock underwent a 1-for-10 reverse stock split, effective June 19, 2014.

About Discount Dental Materials, Inc.

Discount Dental Materials, Inc. was incorporated in Nevada on December 17, 2007. The Company’s business will revolve around the discovery of products for the treatment of Alzheimer’s disease utilizing Omentum. The Company’s approach will consider both a medical device solution as well as a synthetic drug solution. The Company’s operations will be conducted through its wholly-owned subsidiary, Cerebain Biotech Corp. For more information about Discount Dental and Cerebain Biotech, please visit the Company’s website at www.cerebain.com and www.otcmarkets.com, under the ticker symbol “DDOO”, to view the Company’s public filings and stock quote.

Forward Looking Statements

This news release contains certain "forward- looking statements." Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. The forward-looking statements are also identified through the use of words "believe," enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict" "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company's reports filed with OTC Markets. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.

Contact:
Mr. Alan Klitenic
Discount Dental Materials, Inc.
(888) 430-2221
info@cerebain.com